EXHIBIT 99.1

ChinaNet Online Holdings Reports Second Quarter 2012 Financial Results

Reiterates FY2012 revenue and net income guidance of $42 million and $2.8 million, respectively

Management to host conference call on Tuesday, August 21st at 8:30 a.m. Eastern Time

BEIJING, August 21, 2012 -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the “Company”), (Nasdaq: CNET), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the second quarter of 2012.

Summary Financials

Second Quarter 2012 Results (USD) (Unaudited)

	Q2 2012	Q2 2011	CHANGE
Sales	$13.1 million	$9.1 million	+45%
Gross Profit	$3.8 million	$5.6 million	-32%
Gross Margin	28.7%	62.2%	-54%
Net Income Attributable to Common Stockholders	$0.9 million	$2.8 million	-68%
EPS (Diluted)	$0.04	$0.15	-73%

Second Quarter 2012 Financial Results

Revenues increased by $4.0 million to $13.1 million for the three months ended June 30, 2012 compared to the three months ended June 30, 2011, representing a 45% increase.

"Our diverse portfolio of services helped us generated higher sales and positive cash flows," explained Mr. Handong Cheng, Chairman and CEO of the Company. "Even though small business customers remain extremely cautious with their spending, we are working hard to offer essential and value added services to new and existing clients. We are optimistic that small businesses will be a driving force behind China’s economic rebound. ChinaNet is well positioned to capture our share of that growing opportunity when SMEs resume their growth."

Second Quarter 2012 Revenue Breakdown by Business Unit (USD in thousands)

	Q2 2012%		Q2 2011%		% Change
Internet Advertisement	$5,358	41%	$6,457	71%	-17%
TV Advertisement	$6,144	47%	$2,059	23%	+198%
Bank Kiosk	$71	1%	$138	2%	-49%
Brand Mgmt. & Sales Channel Expansion	$1,554	12%	$427	5%	+264%

Revenue from Internet advertisement for the three months ended June 30, 2012 declined by 17% to $5.4 million compared to the three months ended June 30, 2011, primarily due to a significant reduction in value added services revenues, as branded clients reduced their advertising spending. Sales of brand management and sales channel expansion increased 264% to $1.6 million for the three months ended June 30, 2012 due to an increase in the average advertising spending per customer from larger-sized clients. TV advertising revenues increased from $2.1 million in the second quarter of 2011 to $6.1 million in the second quarter of 2012.

Total cost of revenues increased to $9.4 million for the three months ended June 30, 2012 from $3.4 million for the same period in 2011. The increase of total cost of revenues for the three months ended June 30, 2012 was primarily due to the significant increase in costs associated with the TV advertising business segment.

Gross profit for the three months ended June 30, 2012 was $3.8 million compared to $5.6 million in the same period a year ago. Gross margin decreased to 28.7% from 62.2% for the same period in 2011 as a result of the significant increase of the low margin TV advertising revenue, which accounted for approximately 47% of total revenues for the three months ended June 30, 2012 compared to 23% for the same period of 2011.

Operating expenses for the three months ended June 30, 2012 were approximately $3.0 million, an increase of 30% from $2.3 million in the comparable period in 2011. General and administrative expenses increased by $0.8 million to $1.8 million due to an increase in the allowance for doubtful accounts. Selling expenses decreased 21% quarter-over-quarter to $0.7 million, as the Company reduced brand building investments in response to the slowdown in small business activity in China.

The Company generated $0.8 million of operating income in the three months ended June 30, 2012 compared to $3.4 million in the same period a year ago.

Net income attributable to common stockholders for the three months ended June 30, 2012 was $0.9 million and earnings per share was $0.04, compared to $2.8 million and $0.15 for the three months ended June 30, 2011, respectively. The weighted average shares outstanding for the three months ended June 30, 2012 and 2011 was 22.2 million shares and 20.0 million shares, respectively.

First Half 2012 Results (USD) (Unaudited)

	H1 2012	H1 2011	CHANGE
Sales	$28.1 million	$16.1 million	+75%
Gross Profit	$6.2 million	$10.6 million	-42%
Gross Margin	22.0%	66.1%	-67%
Net Income Attributable to Common Stockholders	$0.5 million	$5.5 million	-91%
Adjusted Net Income Attributable to Common Stockholders	$0.5 million	$5.3 million(1)	-91%
EPS (Diluted)	$0.02	$0.28	-93%
Adjusted EPS (Diluted)	$0.02	$0.27(1)	-93%
(1) Non-GAAP adjusted net income attributable to common stockholders and EPS exclude a $0.23 million non-cash gain on deconsolidation of a subsidiary in the six month period ended June 30, 2011.

Six Months Ended June 30, 2012 Revenue Breakdown by Business Unit (USD in thousands)

	H1 2012%		H1 2011%		% Change
Internet Advertisement	$9,703	34%	$12,541	78%	-23%
TV Advertisement	$16,513	59%	$2,777	17%	+495%
Bank Kiosk	$142	1%	$275	2%	-48%
Brand Mgmt. & Sales Channel Expansion	$1,704	6%	$500	3%	+241%

Net revenues for the six months ended June 30, 2012 increased 75% to $28.1 million compared to the six months ended June 30, 2011. Higher revenues from TV advertisement and brand management and sales channel expansion services offset lower revenues in Internet advertising and the bank kiosk business.

Total cost of revenues increased to $21.9 million for the six months ended June 30, 2012 from $5.5 million for the same period in 2011. The increase of total cost of revenues for the six months ended June 30, 2012 was primarily due to the significant increase in costs associated with the TV advertising business segment.

Gross profit for the six months ended June 30, 2012 was $6.2 million compared to $10.6 million in the same period a year ago. Gross margin decreased to 22.0% from 66.1% for the same period in 2011 as a result of the significant increase of the low margin TV advertising revenue, which accounted for approximately 59% of total revenues in the first half of 2012 compared to 17% for the same period of 2011.

Operating expenses for the six months ended June 30, 2012 were approximately $5.2 million, an increase of 24% from $4.2 million in the comparable period in 2011. General and administrative expenses increased by $1.2 million to $3.1 million due to the increase in the allowance for doubtful accounts and amortization expenses related to the intangible assets identified in the acquisition transactions consummated in 2011 and the inclusion of expenses incurred by operating entities that we acquired or incorporated in the second half of 2011. Selling expenses decreased 13% year-over-year to $1.4 million, as the Company reduced brand building investments in response to the slowdown in small business activity in China.

The Company generated $0.9 million of operating income in the six months ended June 30, 2012 compared to $6.4 million in the same period a year ago.

GAAP net income attributable to common stockholders for the first half of 2012 was $0.5 million and earnings per share was $0.02 compared to $5.5 million and $0.28 for the first half of 2011, respectively. Non-GAAP adjusted net income attributable to common stockholders and earnings per share for the first half of 2012 were $5.3 million and $0.27, respectively. The weighted average shares outstanding for the first six months of 2012 and 2011 was 22.2 million shares and 20.4 million shares, respectively.

Balance Sheet and Cash Flow

The Company had $8.6 million in cash and cash equivalents as of June 30, 2012, compared to $10.7 million as of December 31, 2011, working capital of $28.8 million, compared to $27.0 million as of December 31, 2011, and a current ratio of 4.1 to 1 compared 4.5 to 1 as of December 31, 2011. Total shareholders’ equity of ChinaNet was $42.5 million at June 30, 2012 compared to $41.7 million at December 31, 2011.

The Company had positive cash flow from operations of $1.1 million for the first six months of 2012.

Guidance for 2012

Management forecasts full year 2012 revenues to be at least $42 million and net income of at least $2.8 million.

Business Updates

ChinaNet attended the 13th Annual Beijing Franchise Expo from May 11 to May 13, 2012. Management met dozens of prospective small business customers and promoted its advertising and brand management and sales channel expansion services to entrepreneurs.

On June 4, 2012, the Company entered into a strategic agreement with the China Youth Employment and Entrepreneurship Foundation to help college graduates prepare for their professional careers. College graduates from leading universities such as Beijing University of Science and Technology and China University of Political Science and Law will have access to ChinaNet's online platforms, Chuangye.com, Liansuo.com and 28.com, to look for business investments and job opportunities, formulate a career plan and learn about starting a new business.

Chuangye.com, the Company’s website for entrepreneurial social networking services, become the most searched entrepreneurship term on Baidu.com and Sina Corporation’s popular social networking service Weibo.com during May 2012. Chuangye.com continues to refine its search engine marketing, optimization and social networking strategies to promote its website and related services.

ChinaNet COO George Chu attended Baidu’s launch of its mobile app – Fengchao - on July 17, 2012. ChinaNet and Baidu will collaborate on integrating ChinaNet’s advertising and marketing services solutions with Baidu’s online and mobile services, including Fengchao.

Conference Call

Date:	Tuesday, August 21, 2012
Time:	8:30 a.m. Eastern Time
Conference Line (U.S.):	1-877-317-6776
International Dial-In:	1-412-317-6776
Conference ID:	10017587
Webcast:	http://webcast.mzvaluemonitor.com/Home/Login/395

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available until 9:00 p.m. Eastern Time on August 31, 2012. To listen, call 1-877-344-7529 within the United States or 1-412-317-0088 when calling internationally. Please use the replay pin number 10017587.

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI, is a leading business to business Internet technology company focusing on providing online-to-offline sales channel expansion service for small and medium-sized enterprises and entrepreneurial management and networking service for entrepreneurs in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management and sales channel solutions, and cloud-computing based management tools, expected to be officially commercialized in 2012. Website: http://www.chinanet-online.com.

About Non-GAAP Financial Measures

To supplement the unaudited interim consolidated statement of income and comprehensive income presented in accordance with GAAP, we are also providing non-GAAP measures of income before income tax expenses, equity method investments and noncontrolling interests, net income, net income attributable to us, net income attributable to our common stockholders and basic and diluted earnings per share for the six months ended June 30, 2011, which are adjusted from results based on GAAP to exclude the non-cash gain recognized on deconsolidation of a subsidiary incurred during the six months ended June 30, 2011. For the six months ended June 30, 2012 and for the three months ended June 30, 2012 and 2011, there is no non-cash income or expenses from nonrecurring transaction under non-GAAP measures. The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We use both GAAP and non-GAAP information in evaluating our operating business results internally and therefore deemed it important to provide all of this information to investors.

The following table presents reconciliations of our non-GAAP financial measures to the unaudited interim consolidated statements of income and comprehensive income for the six months ended June 30, 2011 (all amounts, except number of shares and per share data, are presented in thousands of US dollars):

	Six Months Ended June 30, 2011
	GAAP	NON GAAP
	US$	US$
	(Unaudited)	(Unaudited)

Income from operations	$6,426	$6,426
Other income (expenses):
Interest income	4	4
Gain on deconsolidation of subsidiaries	230	-
Other income	5	5
	239
		9
Income before income tax expense, equity method investments and noncontrolling interests	6,665
Adjusted income before income tax expense, equity method investments and noncontrolling interests		6,435
Income tax expense	751	751
Income before equity method investments and noncontrolling interests	5,914
Adjusted income before equity method investments and noncontrolling interests		5,684
Share of losses in equity investment affiliates	(105)	(105)
Net income	5,809
Adjusted net income		5,579
Net income attributable to noncontrolling interest	(3)	(3)
Net income attributable to ChinaNet Online Holdings, Inc.	5,806
Adjusted net income attributable to ChinaNet Online Holdings, Inc.		5,576
Dividend for series A convertible preferred stock	(322)	(322)
Net income attributable to common stockholders of ChinaNet Online	$5,484
Adjusted net income attributable to common stockholders of ChinaNet Online		$5,254

Earnings per common share-Basic	$0.32
Adjusted earnings per common share-Basic		$0.30
	$0.28
Earnings per common share-Diluted
Adjusted earnings per common share-Diluted		$0.27

Weighted average number of common shares outstanding:
Basic	17,387,336	17,387,336
Diluted	20,410,724	20,410,724

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Ted Haberfield, President
MZ North America, IR
MZ Group
Direct:  +1-760-755-2716
Email:   thaberfield@mzgroup.us

-- FINANCIAL TABLES –

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2012	December 31, 2011
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,572	$10,695
Accounts receivable, net	9,476	4,444
Other receivables, net	5,672	3,631
Prepayment and deposit to suppliers	13,485	15,360
Due from related parties	283	324
Contingent consideration receivables	160	159
Other current assets	103	129
Deferred tax assets-current	272	-
Total current assets	38,023	34,742
Investment in and advance to equity investment affiliates	1,109	1,396
Property and equipment, net	1,666	1,902
Intangible assets, net	7,686	8,151
Goodwill	11,077	10,999
Deferred tax assets-non current	270	92
Total Assets	$59,831	$57,282
Liabilities and Equity
Current liabilities:
Accounts payable	$380	$268
Advances from customers	1,800	724
Accrued payroll and other accruals	1,037	616
Due to equity investment affiliate	-	220
Due to related parties	-	161
Payable for acquisition	-	550
Taxes payable	5,860	5,040
Other payables	188	114
Dividend payable	-	5
Total current liabilities	9,265	7,698
Long-term liabilities:
Deferred tax liability-non current *	1,797	1,893
Long-term borrowing from director	138	137
Total Liabilities	11,200	9,728
Commitments and contingencies
Equity:
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 22,186,540 shares and 22,146,540 shares at June 30, 2012 and December 31, 2011, respectively)	22	22
Additional paid-in capital	20,774	20,747
Statutory reserves	2,117	2,117
Retained earnings	17,217	16,688
Accumulated other comprehensive income	2,387	2,132
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	42,517	41,706
Noncontrolling interests	6,114	5,848
Total equity	48,631	47,554
Total Liabilities and Equity	$59,831	$57,282

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands)

	Six Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales
From unrelated parties	$27,996	$15,636	$13,076	$8,814
From related parties	66	457	51	267
	28,062	16,093	13,127	9,081
Cost of sales	21,902	5,458	9,364	3,437
Gross margin	6,160	10,635	3,763	5,644
Operating expenses
Selling expenses	1,402	1,620	713	908
General and administrative expenses	3,060	1,865	1,817	975
Research and development expenses	756	724	425	372
	5,218	4,209	2,955	2,255
Income from operations	942	6,426	808	3,389
Other income (expenses)
Interest income	121	4	116	3
Gain on deconsolidation of subsidiaries	-	230	-	-
Other (expenses)/income	-	5	1	(1)
	121	239	117	2
Income before income tax expense, equity method investments and noncontrolling interests	1,063	6,665	925	3,391
Income tax expense / (benefit)	14	751	(222)	319
Income before equity method investments and noncontrolling interests	1,049	5,914	1,147	3,072
Share of losses in equity investment affiliates	(297)	(105)	(104)	(59)
Net income	752	5,809	1,043	3,013
Net income attributable to noncontrolling interests	(223)	(3)	(148)	(19)
Net income attributable to ChinaNet Online Holdings, Inc.	529	5,806	895	2,994
Dividend of Series A convertible preferred stock	-	(322)	-	(153)
Net income attributable to common stockholders of ChinaNet Online Holdings, Inc.	$529	$5,484	$895	$2,841

Earnings per share
Earnings per common share
Basic	$0.02	$0.32	$0.04	$0.16
Diluted	$0.02	$0.28	$0.04	$0.15
Weighted average number of common shares outstanding:
Basic	22,184,562	17,387,336	22,186,540	17,528,785
Diluted	22,184,562	20,410,724	22,186,540	20,005,962

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2012	2011
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$752	$5,809
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	818	470
Share-based compensation expenses	27	172
Allowances for doubtful debts	561	-
Share of losses in equity investment affiliates	297	105
Gain on deconsolidation of subsidiaries	-	(230)
Gain on disposal of property and equipment	-	(3)
Deferred taxes	(558)	(46)
Changes in operating assets and liabilities
Accounts receivable	(5,346)	(2,171)
Other receivables	226	1,320
Prepayment and deposit to suppliers	1,983	(309)
Due from related parties	43	(258)
Other current assets	26	(2)
Accounts payable	109	258
Advances from customers	1,070	(1,477)
Accrued payroll and other accruals	418	(50)
Due to director	-	(147)
Due to Control Group	-	(81)
Due to related parties	(162)	(137)
Other payables	45	77
Taxes payable	783	797
Net cash provided by operating activities	1,092	4,097
Cash flows from investing activities
Purchases of vehicles and office equipment	(46)	(152)
Purchase of intangible assets	-	(1,429)
Project development deposit to a third party	(2,450)	-
Restricted cash for incorporation of VIEs	-	(186)
Cash from acquisition of VIEs	-	24
Cash effect on deconsolidation of VIEs	-	(182)
Long-term investment in and advance to equity investment affiliates	-	(1,527)
Disposal of investment in and loan repayment from equity investment affiliate	-	1,527
Payment for acquisition of VIEs	(553)	(1,451)
Net cash used in investing activities	(3,049)	(3,376)
Cash flows from financing activities
Cash investment contributed by noncontrolling interests	-	224
Dividend paid to convertible preferred stockholders	(5)	(283)
Short-term loan borrowed from a equity investment affiliate	316	-
Short-term loan repaid to a equity investment affiliate	(538)	-
Net cash used in financing activities	(227)	(59)
Effect of exchange rate fluctuation on cash and cash equivalents	61	195
Net (decrease) / increase in cash and cash equivalents	(2,123)	857
Cash and cash equivalents at beginning of the period	10,695	15,590
Cash and cash equivalents at end of the period	$8,572	$16,447